EXHIBIT 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100
For Immediate Release
Media: Peter J. Faur
(602) 366-7993
Investors: Stanton K. Rideout
(602) 366-8589
Phelps Dodge Reports Quarterly Net Income of $366.1 Million, or $3.61 Per Share, for the 2005 Third Quarter (Includes Net Special Charges of $75.8 Million, or 75 Cents Per Share)

2005 Third Quarter Highlights
•	Third quarter net income was $366.1 million ($3.61 per share); 2004 third quarter net income was $292.9 million ($2.95 per share)

•	Record PDMC quarterly operating income of $618.4 million

•	Third quarter net income included after-tax, net special charges of $75.8 million (75 cents per share); 2004 third quarter net income included after-tax, net special charges of $0.9 million (1 cent per share) (see Note 1 to Consolidated Financial Information for additional discussion)

•	In the 2005 third quarter, the company completed a tender offer for its 8.75 percent Notes due in 2011, which resulted in the retirement of long-term debt with a book value of approximately $280 million (representing approximately 72 percent of the outstanding notes)

•	On September 30, 2005, the company executed agreements for debt-financing facilities that permit Cerro Verde to borrow as much as $450 million in connection with the expansion of the Cerro Verde copper mine

•	The London Metal Exchange (LME) copper price averaged $1.704 per pound in the 2005 third quarter, compared with $1.293 in the corresponding 2004 period and $1.537 in the 2005 second quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $1.701 per pound in the 2005 third quarter, compared with $1.287 in the corresponding 2004 period and $1.532 in the 2005 second quarter

•	The Metals Week Dealer Oxide molybdenum price averaged $30.74 per pound in the 2005 third quarter, compared with $16.90 in the corresponding 2004 period and $35.27 in the 2005 second quarter

•	Cash flow from operating activities was $354.4 million for the 2005 third quarter, (net of $250 million for pension plan contributions), compared with $424.8 million in the corresponding 2004 period (net of $85.4 million for pension plan contributions) and $628.6 million in the 2005 second quarter
Consolidated Results

			Nine Months Ended
(Dollars in millions except	Third Quarter		September 30,
per share amounts)	2005	2004	2005	2004
Sales and other operating revenues	$2,359.8	1,846.5	6,577.9	5,094.4
Operating income	$567.9	405.2	1,290.6	1,074.7
Minority interests in consolidated subsidiaries	$(51.9)	(43.4)	(117.4)	(149.0)
Net income	$366.1	292.9	1,435.1	705.2
Earnings per common share	$3.61	2.95	14.19	7.15
Cash flow from operating activities	$354.4	424.8	1,299.1	1,103.9
Capital outlays and investments	$224.1	63.6	403.7	160.2
Total debt at period end	$730.7	1,634.7	730.7	1,634.7
Total debt-to-capital ratio	9.8%	26.6%	9.8%	26.6%
Total cash at period end	$2,505.3	1,269.2	2,505.3	1,269.2
Unrestricted cash	$2,416.2	1,269.2	2,416.2	1,269.2
Restricted cash	$89.1	—	89.1	—
Supplemental Data – Special Items and Provisions

			Nine Months Ended
(Dollars in millions except	Third Quarter		September 30,
per share amounts)	2005	2004	2005	2004
Special Items and Provisions Impacting the Consolidated Statement of Income:
Operating income (loss)	$(45.0)	(11.1)	(481.3)	(6.4)
Total, after taxes and minority interests	$(75.8)	(0.9)	150.1	(27.3)
Per share	$(0.75)	(0.01)	1.48	(0.28)
The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.
Live audio Webcast on October 27 at 9:30 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, October 27, 2005 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income of $366.1 million, or $3.61 per share, for the 2005 third quarter and $1,435.1 million, or $14.19 per share, for the first nine months of 2005. Net income included after-tax, net special charges totaling $75.8 million, or 75 cents per share, for the 2005 third quarter and after-tax, net special gains totaling $150.1 million, or $1.48 per share, for the first nine months of 2005, which are summarized in Note 1. By comparison, the company reported net income of $292.9 million, or $2.95 per share, in the 2004 third quarter and $705.2 million, or $7.15 per share, for the first nine months of 2004. Net income included after-tax, net special charges of $0.9 million, or 1 cent per share, in the 2004 third quarter and $27.3 million, or 28 cents per share, for the first nine months of 2004, which are also summarized in Note 1.
J. Steven Whisler, chairman and chief executive officer, said: “Phelps Dodge continues to benefit from strong market fundamentals both for copper and molybdenum. Our strong financial results allow us to focus on our stated priorities for our cash: (i) to invest appropriately in our existing businesses, (ii) to improve the quality of our asset base, (iii) to strengthen our balance sheet to give us increased financial flexibility, and (iv) to reward our shareholders meaningfully.
“We continue to advance these priorities, and last week’s announcement of a program to return $1.5 billion to shareholders by year-end 2006 is yet another example of the excellent progress we are making on all fronts. As part of that program, we will pay a special dividend of $5.00 a share in early December, and next year we will return $1 billion to shareholders through share repurchases or additional special dividends. We continue to evaluate opportunities to further reward shareholders while managing our resources for the long-term benefit of the company.”
Sales
Consolidated sales and other operating revenues were $2,359.8 million in the 2005 third quarter and $6,577.9 million in the first nine months of 2005, compared with $1,846.5 million and $5,094.4 million in the corresponding 2004 periods.
The following table reflects the significant components of the change in revenues:

		Nine Months Ended
	Third Quarter	September 30
(Dollars in millions)	2005 vs. 2004	2005 vs. 2004
Higher copper realizations:
PD-produced sales	$159	413
Purchased sales	97	203

	256	616

Lower copper volumes:
PD-produced sales	(65)	(31)
Purchased sales	56	(103)

	(9)	(134)

Higher molybdenum realizations	207	822
Higher Wire and Cable sales	64	164
Higher Specialty Chemicals sales	10	46
Other, net	(15)	(30)

	$513	1,484

Phelps Dodge Operations:
Phelps Dodge Mining Co. (PDMC)
PDMC Results

			Nine Months Ended
	Third Quarter		September 30,
(Dollars in millions except unit prices)	2005	2004	2005	2004
Sales and other operating revenues	$1,859.7	1,420.3	5,162.2	3,889.3
Operating income before special items and provisions	$626.9	431.3	1,802.9	1,100.7
Special items and provisions in operating income	$(8.5)	(7.9)	(429.4)	(10.4)
Operating income	$618.4	423.4	1,373.5	1,090.3
Minority interests in consolidated subsidiaries	$(49.8)	(41.9)	(112.9)	(145.6)
Capital outlays and investments	$202.1	49.0	359.1	115.5

LME copper price (per lb.)	$1.704	1.293	1.575	1.266
COMEX copper price (per lb.)	$1.701	1.287	1.567	1.251
Metals Week molybdenum oxide price (per lb.)	$30.74	16.90	32.44	13.25

Copper production (own mines, in thousand tons)	304.2	321.5	921.6	929.4
Copper sales (own mines, in thousand tons)	303.4	325.5	927.1	939.5
Molybdenum production (own mines, in million lbs.)	16.4	15.1	47.8	43.4
Molybdenum sales (own mines, in million lbs.)	14.8	15.4	45.2	46.6
PDMC operating income before special items and provisions of $626.9 million for the 2005 third quarter increased $195.6 million, or 45 percent, compared with the corresponding 2004 period. The increase primarily included the effects of (i) higher copper prices (approximately $178 million), including premiums and copper pricing adjustments and (ii) higher molybdenum earnings, including earnings from primary molybdenum mines (approximately $55 million) and by-product molybdenum contribution (approximately $130 million) primarily due to higher molybdenum prices. These were partially offset by higher copper production costs (approximately $124 million), lower sales volumes (approximately $29 million) and higher exploration and research expense (approximately $11 million). The higher copper production costs (excluding by-product molybdenum revenues) were primarily due to (i) higher mining and milling costs due generally to higher mining rates and repairs and maintenance (approximately $85 million), (ii) higher energy costs (approximately $30 million) and (iii) higher smelting, refining and freight costs (approximately $10 million). Refer to Note 3 for a discussion of our zero-premium copper collars and copper put options outstanding for certain 2005, 2006 and 2007 expected production.

Phelps Dodge Industries (PDI)
PDI Results

			Nine Months Ended
	Third Quarter		September 30,
(Dollars in millions)	2005	2004	2005	2004
Sales and other operating revenues:
Specialty Chemicals	$180.8	171.1	546.4	500.2
Wire and Cable	319.3	255.1	869.3	704.9

	$500.1	426.2	1,415.7	1,205.1

Operating income before special items and provisions:
Specialty Chemicals	$7.6	5.1	29.7	32.2
Wire and Cable	11.2	10.7	30.0	23.6

	$18.8	15.8	59.7	55.8

Special items and provisions in operating income:
Specialty Chemicals	$—	—	—	—
Wire and Cable	(1.8)	(3.3)	(3.3)	(7.6)

	$(1.8)	(3.3)	(3.3)	(7.6)

Operating income:
Specialty Chemicals	$7.6	5.1	29.7	32.2
Wire and Cable	9.4	7.4	26.7	16.0

	$17.0	12.5	56.4	48.2

Minority interests in consolidated subsidiaries	$(2.1)	(1.5)	(4.5)	(3.4)

Capital outlays and investments	$17.0	14.1	34.6	33.8

PDI’s 2005 third quarter sales of $500.1 million were $73.9 million, or 17 percent, higher than sales in the 2004 third quarter. Specialty Chemicals’ 2005 third quarter sales increased $9.7 million, or 6 percent, compared with the 2004 third quarter primarily as a result of improved pricing primarily due to the pass-through of a portion of higher feedstock oil costs to customers and negotiated price increases (approximately $20 million) and favorable foreign exchange rate impacts (approximately $11 million); partially offset by lower sales volumes (approximately $21 million) primarily in Europe and North America. Wire and Cable’s 2005 third quarter sales increased $64.2 million, or 25 percent, compared with the 2004 third quarter primarily as a result of increased metal prices and increased demand for energy cables and building wire in international and domestic markets (approximately $56 million) and favorable foreign exchange rate impacts (approximately $7 million).
Operating income increased $4.5 million in the 2005 third quarter compared with the 2004 third quarter. The $2.5 million increase in Specialty Chemicals operating income primarily was due to (i) higher variable margins (approximately $5 million) primarily driven by favorable foreign exchange rate impacts, which were offset by higher feedstock costs resulting from the rise in oil prices, and (ii) lower costs (approximately $4 million) mostly resulting from operational restructuring activities; partially offset by lower sales volumes (approximately $7 million) primarily in Europe and North America. The $2.0 million increase in Wire and Cable operating income was primarily due to lower depreciation expense (approximately $2 million), improved margins and higher sales volumes for energy cables and building wire in the international markets (approximately $1 million), and the impact of lower special, net pre-tax charges ($1.5 million); partially offset by lower sales and margins for magnet wire and specialty conductors (approximately $3 million).

Corporate Matters
At September 30, 2005, consolidated cash (including restricted cash) totaled $2,505.3 million, of which $1,079.3 million was held at our international operations. Cash at our international operations is subject to foreign withholding taxes of up to 22 percent upon repatriation into the United States.
The following table reflects the U.S. and international components of consolidated cash at September 30, 2005, and December 31, 2004:

	September 30,	December 31,
(Dollars in millions)	2005	2004
U.S. operations:
Phelps Dodge	$1,426.0	678.4

International operations:
Phelps Dodge	810.1	453.3
Minority participants’ shares	269.2	68.4

	1,079.3	521.7

Total consolidated cash	$2,505.3	1,200.1

Cash provided by operating activities was $354.4 million in the 2005 third quarter and $1,299.1 million in the first nine months of 2005, compared with $424.8 million and $1,103.9 million in the corresponding 2004 periods. The $195.2 million increase in the first nine months of 2005 primarily reflected higher earnings (approximately $590 million), exclusive of minority interest and net of special items and provisions; partially offset by higher cash funding for pension plan contributions (approximately $165 million) and higher working capital requirements primarily for repayment of securitized accounts receivable (approximately $85 million), inventories and supplies (approximately $73 million) and prepaid expenses and other current assets (approximately $34 million).
The company’s total debt at September 30, 2005, was $730.7 million, compared with $1,044.2 million at June 30, 2005, and $1,096.9 million at December 31, 2004. The company’s ratio of debt to total capitalization was 9.8 percent at September 30, 2005, versus 14.3 percent at June 30, 2005, and 18.3 percent at December 31, 2004.
The company continues to take various actions designed to ensure financial flexibility to effectively achieve its operating and strategic objectives:
1.	On July 13, 2005, we made a cash contribution of $250 million to the master trust that funds our U.S. qualified defined benefit pension plans. This action has funded virtually the entire projected benefit obligation for those plans as reported at December 31, 2004.

2.	In July 2005, the company completed a tender offer for its 8.75 percent Notes due 2011, which resulted in the retirement of long-term debt with a book value of approximately $280 million (representing approximately 72 percent of the outstanding notes). This resulted in a 2005 third quarter special, pre-tax charge of $54.0 million, including purchase premiums, for early debt extinguishment costs.

3.	On September 30, 2005, the company executed agreements for debt-financing facilities that permit Cerro Verde to borrow as much as $450 million in connection with the expansion of the

Cerro Verde copper mine. Phelps Dodge is the majority owner and operator of Cerro Verde and has guaranteed its adjusted pro rata share of the project financing debt until completion of construction. Phelps Dodge’s partners in Cerro Verde are Compañia de Minas Buenaventura S.A.A., and Sumitomo Metal Mining Co., Ltd. and Sumitomo Corp., known collectively as Sumitomo. The $443 million which was invested by these companies in June to increase or establish their ownership interests in Cerro Verde is a major source of equity for the expansion. The financing has a maximum 10-year term, and repayment consists of 16 semi-annual installments commencing on the earlier of the March 20 or the September 20 next occurring after commencement of commercial operations or March 20, 2008. At September 30, 2005, there were no borrowings under the facilities.
The company also continues to make progress in the following previously announced strategic matters:
1.	Sumitomo has agreed in principle to purchase a 20 percent equity interest in Ojos del Salado S.A.A. (Ojos del Salado), which will result in a reduction of Phelps Dodge’s interest to 80 percent from 100 percent. Phelps Dodge will continue to retain a majority interest in Ojos del Salado, which is consolidated in the company’s financial statements. As a result of the transaction, Ojos del Salado expects to issue shares to Sumitomo and receive $25 million.

2.	In late July 2005, the Council of Ministers of the Democratic Republic of the Congo (DRC) approved the principal commercial terms under which the Tenke Fungurume copper/cobalt mining project will be developed. Amended project agreements have been negotiated and are awaiting final ratification by the government of the DRC. Upon this ratification, the project will progress into the development stage. Phelps Dodge has an option allowing it to acquire an effective 57.75 percent interest in the project.

3.	The company is continuing to explore strategic alternatives for Phelps Dodge Industries that may include potential subsidiary sales, selective asset sales, restructurings, joint ventures and mergers, or, alternatively, retention and selective growth. We are actively working with advisors and interested parties to select the alternatives we believe will provide the best benefit for our shareholders.
On September 2, 2005, Phelps Dodge paid a regular quarterly dividend of 37.5 cents per common share for the 2005 third quarter (which was declared June 2, 2005); the amount paid for the quarter was $36.5 million. On October 5, 2005, Phelps Dodge declared a dividend of 37.5 cents per common share for the 2005 fourth quarter to be paid on December 2, 2005, to common shareholders of record at the close of business on November 16, 2005.
On October 20, 2005, the Board of Directors approved a program to return $1.5 billion in capital to shareholders by the end of 2006, to be implemented in several stages. As part of this program, the Board declared a special cash dividend of $5.00 per common share, or approximately $500 million, which is payable on December 2, 2005, to shareholders of record at the close of business on November 16, 2005. Based on the company’s current balance sheet and its view of 2006 and overall world economic conditions, the Board also approved a share repurchase program of up to $1 billion. The company, however, may issue additional special dividends in lieu of share repurchases. The timing, form and amounts of additional distributions during 2006 will depend upon market conditions and other factors.
On August 15, 2005, the company paid a regular quarterly dividend of $1.6875 per mandatory convertible preferred share; the amount paid for the quarter was $3.4 million. On August 15, 2005, our Series A Mandatory Convertible Preferred Stock (Series A Stock) automatically converted, at a rate of 2.083, into 4.2 million shares of common stock. The conversion rate was based on the average closing market price for the 20 consecutive trading days ending with the third trading day immediately preceding the conversion date.
Webcast of Conference Call
The public is invited to listen to a live audio Webcast of the company’s third-quarter conference call with the financial community on Thursday, October 27, at 9:30 a.m. Eastern Daylight Time. Management plans to discuss 2005 third-quarter results and provide its outlook for the 2005 fourth quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.
Company Profile
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,000 people worldwide.
This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2004.
###

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited; in millions except per share data)

			Nine Months Ended
	Third Quarter		September 30,
	2005	2004	2005	2004

Sales and other operating revenues	$2,359.8	1,846.5	6,577.9	5,094.4

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,550.6	1,246.5	4,220.0	3,478.5
Depreciation, depletion and amortization	120.9	125.9	377.3	375.2
Selling and general administrative expense	48.3	42.0	136.1	114.7
Exploration and research expense	27.1	15.8	72.6	44.9
Special items and provisions, net (see Note 1)	45.0	11.1	481.3	6.4

	1,791.9	1,441.3	5,287.3	4,019.7

Operating income	567.9	405.2	1,290.6	1,074.7
Interest expense	(19.0)	(29.2)	(66.1)	(100.5)
Capitalized interest	7.0	0.3	9.9	0.6
Early debt extinguishment costs (see Note 1)	(54.0)	—	(54.0)	(37.6)
Gain on sale of cost-basis investment (see Note 1)	—	—	438.4	—
Change in interest gain from Cerro Verde stock issuance (see Note 1)	—	—	159.5	—
Miscellaneous income and expense, net	24.2	21.6	86.7	25.1

Income before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	526.1	397.9	1,865.0	962.3
Provision for taxes on income (see Note 2)	(108.6)	(62.2)	(314.4)	(109.1)
Minority interests in consolidated subsidiaries	(51.9)	(43.4)	(117.4)	(149.0)
Equity in net earnings (losses) of affiliated companies	0.5	0.6	1.9	1.0

Net income	366.1	292.9	1,435.1	705.2
Preferred stock dividends	—	(3.3)	(6.8)	(10.1)

Net income applicable to common shares	$366.1	289.6	1,428.3	695.1

Weighted average number of common shares outstanding — basic	98.6	93.8	96.8	92.8

Basic earnings per common share	$3.71	3.09	14.75	7.49

Weighted average number of common shares outstanding — diluted	101.4	99.4	101.1	98.6

Diluted earnings per common share	$3.61	2.95	14.19	7.15
BUSINESS DIVISIONS
(Unaudited; in millions)

Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$1,859.7	1,420.3	5,162.2	3,889.3
Phelps Dodge Industries	500.1	426.2	1,415.7	1,205.1

	$2,359.8	1,846.5	6,577.9	5,094.4

Operating income (loss)
Phelps Dodge Mining Company	$618.4	423.4	1,373.5	1,090.3
Phelps Dodge Industries	17.0	12.5	56.4	48.2
Corporate and Other	(67.5)	(30.7)	(139.3)	(63.8)

	$567.9	405.2	1,290.6	1,074.7

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$2,416.2	1,200.1
Restricted cash	89.1	—
Accounts receivable, net	1,085.6	761.5
Mill and leach stockpiles	25.6	26.2
Inventories	461.9	392.1
Supplies	212.2	192.7
Prepaid expenses and other current assets	109.5	46.0
Deferred income taxes	79.2	43.1

Current assets	4,479.3	2,661.7
Investments and long-term receivables	129.3	120.7
Property, plant and equipment, net	5,019.7	5,318.9
Long-term mill and leach stockpiles	140.9	131.0
Deferred income taxes	45.3	61.8
Goodwill	115.0	103.5
Intangible assets, net	7.6	5.3
Other assets and deferred charges	304.9	191.2

	$10,242.0	8,594.1

Liabilities
Current liabilities:
Short-term debt	$31.1	78.8
Current portion of long-term debt	43.0	45.9
Accounts payable and accrued expenses	1,292.1	972.1
Dividends payable	—	3.4
Accrued income taxes	29.3	67.8

Current liabilities	1,395.5	1,168.0
Long-term debt	656.6	972.2
Deferred income taxes	469.8	448.4
Other liabilities and deferred credits	998.8	1,107.3

	3,520.7	3,695.9

Minority interests in consolidated subsidiaries	897.0	555.1

Shareholders’ equity
Common shares, par value $6.25; 300.0 shares authorized; 101.5 outstanding in 2005 and 95.9 outstanding in 2004	634.4	599.5
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2004	—	2.0
Capital in excess of par value	1,985.9	1,906.4
Retained earnings	3,583.4	2,239.9
Accumulated other comprehensive loss	(343.2)	(384.2)
Other	(36.2)	(20.5)

	5,824.3	4,343.1

	$10,242.0	8,594.1

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended September 30,
	2005	2004
Operating activities
Net income	$1,435.1	705.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	377.3	375.2
Deferred income tax provision (benefit)	(3.9)	6.5
Equity in net earnings (losses) of affiliated companies, net of dividends received	0.3	2.2
Gain on sale of cost-basis investment	(438.4)	—
Change in interest gain from Cerro Verde stock issuance	(159.5)	—
Special items and provisions	481.3	7.8
Early debt extinguishment costs	54.0	37.6
Minority interests in consolidated subsidiaries	117.4	149.0
Changes in current assets and liabilities:
Accounts receivable	(240.1)	(257.9)
Repayment of securitized accounts receivable	(85.0)	—
Mill and leach stockpiles	0.5	4.8
Inventories	(69.4)	(10.4)
Supplies	(26.1)	(11.8)
Prepaid expenses and other current assets	(54.6)	(20.6)
Interest payable	4.6	16.4
Other accounts payable	71.3	134.3
Accrued income taxes	(18.4)	5.0
Other accrued expenses	164.1	(8.0)
Pension plan contributions	(250.0)	(85.4)
Other operating, net	(61.4)	54.0

Net cash provided by operating activities	1,299.1	1,103.9

Investing activities
Capital outlays	(392.5)	(160.0)
Capitalized interest	(9.9)	(0.6)
Investments in subsidiaries and other, net of cash received and acquired	(11.2)	(0.2)
Proceeds from asset dispositions	6.2	18.9
Proceeds from sale of cost-basis investment	451.6	—
Restricted cash	(89.1)	—
Other investing, net	(2.3)	(0.6)

Net cash used in investing activities	(47.2)	(142.5)

Financing activities
Proceeds from issuance of debt	—	150.0
Payment of debt	(362.5)	(718.1)
Common dividends	(84.8)	(23.6)
Preferred dividends	(10.1)	(10.1)
Issuance of shares, net	52.4	254.0
Debt issue costs	(5.8)	(7.3)
Proceeds from issuance of Cerro Verde stock	441.8	—
Other financing, net	(84.2)	(57.4)

Net cash used in financing activities	(53.2)	(412.5)

Effect of exchange rate impact on cash and cash equivalents	17.4	8.2

Increase in cash and cash equivalents	1,216.1	557.1
Increase at beginning of 2004 from fully consolidating El Abra and Candelaria	—	28.3
Cash and cash equivalents at beginning of period	1,200.1	683.8

Cash and cash equivalents at end of period	$2,416.2	1,269.2

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited)

			Nine Months Ended
	Third Quarter		September 30,
	2005	2004	2005	2004
Copper production (thousand short tons):
Morenci:
Electrowon	102.1	107.6	297.2	314.9
Bagdad:
Concentrate	20.8	23.0	69.6	60.4
Electrowon	4.5	7.4	10.7	21.5
Sierrita:
Concentrate	16.8	18.5	54.3	55.1
Electrowon	1.9	1.4	5.8	1.4
Miami/Bisbee:
Electrowon	3.2	2.4	9.2	7.1
Chino/Cobre:
Concentrate	12.3	13.2	37.2	14.8
Electrowon	13.3	15.8	41.8	47.9
Tohono:
Electrowon	0.6	—	1.9	—
Tyrone:
Electrowon	9.6	11.1	30.9	32.8
Candelaria/Ojos del Salado:
Concentrate	52.1	54.1	159.6	162.6
Cerro Verde:
Electrowon	26.6	24.5	76.6	74.2
El Abra:
Electrowon	55.8	58.0	169.7	182.2
Manufacturing	(0.1)	0.6	1.7	1.7

Total copper production	319.5	337.6	966.2	976.6
Less 15% undivided interest at Morenci	(15.3)	(16.1)	(44.6)	(47.2)

Copper production on a consolidated basis	304.2	321.5	921.6	929.4
Less minority participants’ shares previously accounted for on a pro rata basis:
Candelaria (A)	(8.3)	(10.1)	(27.2)	(31.5)
Cerro Verde (B)	(12.3)	(4.3)	(23.6)	(13.0)
El Abra (C)	(27.4)	(28.5)	(83.2)	(89.3)

Copper production on a pro rata basis	256.2	278.6	787.6	795.6

Copper sales (thousand short tons):
Total copper sales from own mines	318.7	341.6	971.7	986.7
Less 15% undivided interest at Morenci	(15.3)	(16.1)	(44.6)	(47.2)

Copper sales from own mines on a consolidated basis	303.4	325.5	927.1	939.5
Less minority participants’ shares previously accounted for on a pro rata basis	(48.3)	(41.0)	(136.1)	(134.7)

Copper sales from own mines on a pro rata basis	255.1	284.5	791.0	804.8

Total purchased copper (thousand short tons)	123.8	103.8	295.0	335.6

Total copper sales on a consolidated basis	427.2	429.3	1,222.1	1,275.1

Molybdenum production (million pounds):
Primary – Henderson	8.4	6.8	25.3	20.3
By-product	8.0	8.3	22.5	23.1

	16.4	15.1	47.8	43.4

Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	14.8	15.4	45.2	46.6

(A)	Reflects a 20% partnership interest in Candelaria in Chile.

(B)	Reflects a 17.5% equity interest in Cerro Verde in Peru through May 31, 2005 and a 46.4% equity interest beginning June 1, 2005.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
1. Special Items and Provisions
In the 2005 third quarter and the nine months ended September 30, 2005, the company recognized net special, pre-tax charges of $99.0 million and net special, pre-tax gains of $62.6 million, respectively. After taxes the charges were $75.8 million and the gains were $150.1 million, respectively (refer to Note 2 for a further discussion of income taxes).
The following table summarizes special items and provisions for the third quarter and nine months ended September 30, 2005:
($ in millions except per share amounts)

				Nine Months Ended
	2005 Third Quarter			September 30, 2005
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net:
PDMC -
Asset impairment charges	$—	—	—	(419.1)	(320.9)	(3.17)
Environmental provisions, net	(8.7)	(6.7)	(0.07)	(24.4)	(18.6)	(0.18)
Environmental insurance recoveries, net	(0.1)	—	—	(1.2)	(0.9)	(0.01)
Historical legal matters	0.3	0.2	—	15.3	11.6	0.11

	(8.5)	(6.5)	(0.07)	(429.4)	(328.8)	(3.25)

PDI -
Environmental provisions, net	(0.1)	(0.1)	—	(0.1)	(0.1)	—
Wire and Cable restructuring programs/closures	0.3	0.3	—	(0.8)	—	—
Asset impairment charges	(2.0)	(1.6)	(0.01)	(2.4)	(1.9)	(0.02)

	(1.8)	(1.4)	(0.01)	(3.3)	(2.0)	(0.02)

Corporate and Other -
Environmental provisions, net	(34.4)	(26.3)	(0.26)	(54.1)	(41.3)	(0.41)
Environmental insurance recoveries, net	0.1	—	—	1.2	0.9	0.01
Historical legal matters	(0.4)	(0.3)	—	4.3	4.1	0.04

	(34.7)	(26.6)	(0.26)	(48.6)	(36.3)	(0.36)

	(45.0)	(34.5)	(0.34)	(481.3)	(367.1)	(3.63)

Early debt extinguishment costs	(54.0)	(41.3)	(0.41)	(54.0)	(41.3)	(0.41)

Gain on sale of cost-basis investment	—	—	—	438.4	388.0	3.84

Change in interest gain from Cerro Verde stock issuance	—	—	—	159.5	172.9	1.71

Provision for taxes on income:
Foreign dividend tax	—	—	—	—	(2.4)	(0.03)

	$(99.0)	(75.8)	(0.75)	62.6	150.1	1.48

The following table summarizes special items for the third quarter and nine months ended September 30, 2004:
($ in millions except per share amounts)

				Nine Months Ended
	2004 Third Quarter			September 30, 2004
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(11.8)	(8.9)	(0.09)	(14.1)	(10.7)	(0.11)
Environmental insurance recoveries, net	7.5	6.0	0.06	7.3	5.9	0.06
Hidalgo asset impairment	(1.1)	(0.9)	(0.01)	(1.1)	(0.9)	(0.01)
Historical legal matters	(2.5)	(2.0)	(0.02)	(2.5)	(2.0)	(0.02)

	(7.9)	(5.8)	(0.06)	(10.4)	(7.7)	(0.08)

PDI -
Environmental provisions, net	(0.2)	(0.1)	—	(0.3)	(0.2)	—
Restructuring programs	(3.1)	(2.3)	(0.02)	(6.7)	(4.8)	(0.05)
Hopkinsville asset impairment	—	—	—	(0.6)	(0.5)	(0.01)

	(3.3)	(2.4)	(0.02)	(7.6)	(5.5)	(0.06)

Corporate and Other -
Environmental provisions, net	(0.7)	(0.5)	(0.01)	(4.8)	(3.6)	(0.03)
Environmental insurance recoveries, net	—	—	—	0.1	0.1	—
Historical legal matters	0.8	0.6	0.01	16.3	13.0	0.13

	0.1	0.1	—	11.6	9.5	0.10

	(11.1)	(8.1)	(0.08)	(6.4)	(3.7)	(0.04)

Interest expense:
Texas franchise tax matter	—	—	—	(0.9)	(0.7)	(0.01)

Early debt extinguishment costs	—	—	—	(37.6)	(30.2)	(0.31)

Miscellaneous income and expense, net:
Cost-basis investment write-downs	—	—	—	(10.0)	(9.1)	(0.09)
Historical legal matter	9.5	7.2	0.07	9.5	7.2	0.07

	9.5	7.2	0.07	(0.5)	(1.9)	(0.02)

Provision for taxes on income:
PD Brazil deferred tax asset valuation allowance	—	—	—	—	(9.0)	(0.09)
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	30.8	0.31

	—	—	—	—	21.8	0.22

Minority interests in consolidated subsidiaries:
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	(15.1)	(0.15)
Candelaria early debt extinguishment costs	—	—	—	—	2.5	0.03

	—	—	—	—	(12.6)	(0.12)

	$(1.6)	(0.9)	(0.01)	(45.4)	(27.3)	(0.28)

2. Provision for Taxes on Income
The company’s income tax provision for the 2005 third quarter resulted from:
•	taxes on earnings at international operations ($51.5 million), including benefits from the release of valuation allowances ($0.9 million); and

•	taxes on earnings at U.S. operations ($57.1 million), including recognition of valuation allowances ($34.1 million).
The company’s income tax provision for the nine months ended September 30, 2005, resulted from:
•	taxes on earnings at international operations ($135.2 million), including recognition of valuation allowances ($0.6 million); and

•	taxes on earnings at U.S. operations ($179.2 million), including recognition of valuation allowances ($2.2 million).
3.	Zero-Premium Copper Collars and Copper Put Options Outstanding for Certain 2005, 2006 and 2007 Expected Production
Phelps Dodge has entered into programs to protect a portion of its expected global copper production by purchasing zero-premium copper collars and copper put options. The copper collars and the copper put options are settled on an average LME pricing basis for their respective hedge periods. The copper collar put options are settled monthly for 2005 and 2006 and annually for 2007; the copper collar call options are settled annually. The copper put options are settled monthly for 2006, and annually for 2007. Phelps Dodge has entered into the programs as insurance to help ameliorate the effects of unanticipated copper price decreases. A summary of the 2005, 2006 and 2007 programs for PDMC follows:
PDMC Zero-Premium Copper Collar and Copper Put Option Programs

	2005	2006	2007

Copper Collars:
Pounds of zero-premium copper collars purchased (in millions) (A)	198	564	486
Average LME put strike price (floor) per pound	$0.943	0.954	0.950
Annual average LME call strike price (ceiling) per pound	$1.400	1.632	2.002
Unrealized pre-tax losses for the 2005 third quarter (in millions) (B)	$22	2	—
Unrealized pre-tax losses for the nine months ended September 30, 2005 (in millions) (B)	$43	2	—

Copper Put Options:
Pounds of copper put options purchased (in millions)	—	564	730
Average LME put strike price per pound	$—	0.950	0.950
Premium cost per pound	$—	0.020	0.023

(A)	2005 excludes El Abra; refer to table on page 15, which provides a summary of El Abra’s 2005 zero-premium copper collar program.

(B)	The 2005 unrealized pre-tax losses resulted from the 2005 LME forward price average of $1.617 per pound exceeding the ceiling of our 2005 zero-premium copper collars of $1.40 per pound. The 2006 unrealized pre-tax losses resulted from the 2006 LME forward price average of $1.555 per pound exceeding a portion of our 2006 zero-premium copper collars (weighted average of $1.632 per pound).

A summary of the 2005 program for El Abra follows:
El Abra Zero-Premium Copper Collar Program

2005
Copper Collars:
Pounds of zero-premium copper collars purchased (in millions)	452
Monthly average LME put strike price (floor) per pound	$1.000
Annual average LME call strike price (ceiling) per pound	$1.376
Unrealized pre-tax losses for the 2005 third quarter (in millions) (A)	$51
Unrealized pre-tax losses for the nine months ended September 30, 2005 (in millions) (A)	$108

(A)	The unrealized pre-tax losses resulted from the 2005 LME forward price average of $1.617 per pound exceeding the ceiling of our 2005 zero-premium copper collars of $1.376 per pound (approximately $26 million and $55 million for PD’s share for the quarter and nine months ended September 30, 2005, respectively).
Transactions under these copper price protection programs do not qualify for hedge accounting treatment under SFAS No. 133 and are adjusted to fair market value each reporting period with the gain or loss recorded in earnings. The actual impact of our 2005, 2006 and 2007 zero-premium copper collar programs will not be fully determinable until the maturity of the collars at each respective year-end.
4. Provisionally Priced Copper Sales Outstanding
Certain of PDMC’s sales agreements provide for provisional pricing based on either COMEX or LME prices (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using anticipated pricing based on the commodity exchange forward rate. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. At September 30, 2005, approximately 235 million pounds of copper sales were provisionally priced at an average of $1.74 per pound with final quotational periods of October 2005 to January 2006. Candelaria accounted for approximately 60 percent of the outstanding provisionally priced sales at September 30, 2005.
Phelps Dodge has entered into copper swap contracts to protect certain provisionally priced sales exposures in a manner designed to allow it to receive the average LME price for the month of shipment while our Candelaria customers receive the QP price they requested (i.e., one to three months after month of arrival at the customer’s facility). As of October 26, 2005, we had in place copper swap contracts for approximately 98 percent of Candelaria’s provisionally priced copper sales outstanding at September 30, 2005, at an average of $1.673 per pound. This program is expected to substantially alleviate the volatility that provisionally priced copper sales could have on our revenues.